Exhibit 10.1

[Theravance Biopharma, Inc. Logo]

May 12, 2014

Renee D. Gala

Dear Renee:

As you know, Theravance, Inc. (“Theravance”) will spin-off its drug discovery and development business into a separate publicly traded company, Theravance Biopharma, Inc., a Cayman Islands corporation (the “Spin-Off”). You, together with substantially all of the current Theravance employees who are involved with its drug discovery and development business, will become an employee of Theravance Biopharma US, Inc., (the “Company” or “Theravance Biopharma US”) shortly before the Spin-Off becomes effective. The Company is a wholly-owned Delaware operating subsidiary of Theravance Biopharma, Inc.

At Theravance Biopharma US, you will continue to work in the exempt position of Vice President, Finance, reporting to Rick Winningham.  Your salary on an annualized basis will be $313,500.  Any accrued but unused vacation will rollover to Theravance Biopharma US and will be immediately available following your transition to Theravance Biopharma US.  Annual vacation accrual will continue under the same accrual schedule formerly utilized at Theravance and you will receive credit under Theravance Biopharma US’ vacation policy for your years of service at Theravance.

You will remain eligible to receive an annual discretionary bonus of up to 40% of your annual salary in 2014 (and each calendar year thereafter).  Your 2014 bonus will be paid by the Company.  As is currently required by Theravance’s bonus program, you will be required to be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  The Company’s bonus percentage targets may change from time-to-time at the sole discretion of the Board of Directors.

The Company will provide a similar comprehensive benefits package to that which you enjoyed at Theravance.  Health and welfare benefits will include medical, vision and dental coverage, life insurance, long-term disability insurance, and a flexible spending plan.  If you are a participant in the 401(k) plan, your account will be maintained, and you will continue to participate in the same plan with the same deferral and investment elections following your transfer of employment. If you do not currently participate in the plan, your transfer of employment will not impact your eligibility to become a participant.  You will generally be eligible to participate in these benefit programs (or continue to participate, as applicable) immediately following the transition of your employment to Theravance Biopharma US.  Theravance Biopharma, Inc. will also offer an Employee Stock Purchase Plan, although it has not yet been determined when the first offering period will commence.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will be granted an option to purchase ordinary shares of Theravance Biopharma, Inc. at a per share purchase price equal to the fair market value of one Theravance Biopharma, Inc. ordinary share on the date of grant, which will be after the effective date of the Spin-Off.  The number of shares subject to the option and the vesting and exercise details of your option grant will be set forth in your option paperwork. The option granted to you will be contingent on your execution of an Option Agreement and will be subject to all terms of the Theravance Biopharma, Inc. 2013 Equity Incentive Plan.

To the extent you hold outstanding equity awards granted to you by Theravance at the time of the Spin-Off, such awards (including outstanding stock options, restricted stock units and restricted stock awards) and the related stock option, restricted stock unit and restricted stock agreements will be adjusted.  One of the primary purposes of these adjustments is to permit continued vesting of Theravance equity awards based on service to Theravance Biopharma, Inc. or any subsidiary thereof, including the Company, after the Spin-Off.  These adjustments and other relevant information are set forth on Exhibit A.  Except as described on Exhibit A, each of your adjusted Theravance equity awards will continue to be governed by the applicable Theravance award agreement and the Theravance equity plan under which the award was granted.

In addition, in connection with the Spin-Off, the performance contingent cash award you were granted in March 2011 (the “TFIO Cash Award”) and the related TFIO Performance Cash Award Agreement will be treated as set forth on Exhibit B.

In connection with the Spin-Off and the transition of your employment, you must sign the enclosed Proprietary Information and Inventions Agreement with Theravance Biopharma, Inc.  In addition, we will need all employees to present documents establishing their legal right to work in the United States as required by the government’s Form I-9.  We will set up a time to meet with you to complete the necessary paperwork.

While we hope that your employment with Theravance Biopharma US will be mutually satisfactory, your employment status will remain at-will.  As a result, both you and the Company are free to terminate the employment relationship at any time for any reason, with or without cause.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Senior Officer of the Company.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy to acknowledge your receipt and acceptance of the terms, and return one copy to me no later than May 23, 2014, saving the other copy for yourself.  Your signature below also constitutes your agreement to the adjustments to all of your outstanding Theravance equity awards as described in Exhibit A and the treatment of your TFIO Cash Award as described in Exhibit B.  Please also sign and return the enclosed Proprietary Information and Inventions Agreement.  If we do not receive your completed paperwork by the due date your employment transition from Theravance to the Company will not occur.

We are very excited about the transition!  Should you need further assistance, please don’t hesitate to contact the Human Resources department.

Sincerely,

/s/ Rick Winningham
Rick Winningham

Foregoing terms and conditions hereby accepted upon the effective date of the Spin-Off:

Signed:	/s/ Renee D. Gala
Renee D. Gala

Date:	May 22, 2014

EXHIBIT A

Adjustments to Your Theravance Equity Awards in Connection with the Spin-Off

This Exhibit A sets forth adjustments to your outstanding options to purchase shares of Theravance common stock (“Theravance Options”), awards of Theravance restricted stock units (“Theravance RSU Awards”) and Theravance restricted shares (“Theravance RSAs” and, together with Theravance Options and Theravance RSU Awards, “Theravance Equity Awards”) granted to you by Theravance and the related stock option, restricted stock unit and restricted stock agreements (each, an “Award Agreement” and collectively the “Award Agreements”) in connection with the Spin-Off.  These adjustments will apply to your Theravance Equity Awards outstanding immediately prior to the effective time of the Spin-Off.  For your reference, a list of your currently outstanding Theravance Equity Awards can be found by logging into your E*Trade Theravance Stock Plan Account.  The adjustments described on this Exhibit A are being made in connection with the Spin-Off.  If the Spin-Off does not occur for any reason, the adjustments described below will not be made to your Theravance Equity Awards and they will continue to be governed by their existing terms.

The Theravance Equity Awards, as adjusted, are referred to as “Adjusted Theravance Options” (including Adjusted Theravance ISOs and Adjusted Theravance NSOs, as defined below), “Adjusted Theravance RSU Awards” and “Adjusted Theravance RSAs” (collectively, “Adjusted Theravance Awards”).  Except as described below, each of your Adjusted Theravance Awards will continue to be governed by (i) the applicable Award Agreement, as adjusted hereby, and (ii) the Theravance equity plan under which the Adjusted Theravance Award was granted.

You will not receive a new Award Agreement(s) to reflect the adjustments described below.  Please keep a copy of this Exhibit A with the Award Agreement(s) applicable to your Adjusted Theravance Award(s) as evidence of the adjusted terms.

Following the Spin-Off, Theravance may delegate certain administrative responsibilities associated with the Adjusted Theravance Awards to Theravance Biopharma, Inc. (“Biopharma”).  If you have any questions about your Adjusted Theravance Awards or how to effect a particular stock plan transaction, please contact our stock administrator.

Adjustments to Theravance Incentive Stock Options

The following adjustments apply to Theravance Options that are “incentive stock options” under the federal tax laws immediately prior to the Spin-Off (each, a “Theravance ISO”):

•                  The per share exercise price and number of Theravance shares subject to each outstanding Theravance ISO will be adjusted to account for the effect of the Spin-Off on the value of Theravance’s common stock (as adjusted, the “Adjusted Theravance ISOs”).  The adjusted exercise price and number of shares subject to each Adjusted Theravance ISO can be found by logging into your E*Trade Theravance Stock Plan Account following the Spin-Off.  An announcement will be posted on the Company’s Intranet and on the E*Trade website when the adjustments have been completed.

•                  Certain exercises of your Adjusted Theravance ISOs may be restricted following the Spin-Off if a blackout period at Theravance is in effect at the time of the Spin-Off.  Additionally, the exercise of your Adjusted Theravance ISOs will be restricted completely for a short period of time immediately following the Spin-Off to allow the adjustments to be completed.  You will be notified of any restrictions that are placed on your ability to exercise your Adjusted Theravance ISOs and when those restrictions will be lifted.

•                  If your Award Agreement currently permits you to pay the exercise price of your Theravance ISOs by either (i) surrendering (or attesting to the ownership of) shares of Theravance common stock that you already own or (ii) having Theravance withhold shares of Theravance common stock that would otherwise be issued upon exercise of the option, following the Spin-Off you will no longer have the right to elect such forms of payment.  Instead, if you choose to exercise your Adjusted Theravance ISOs following the Spin-Off, you must pay the exercise price by means of another method permitted in the applicable Award Agreement.

•                  No other changes will be made to Theravance ISOs.  Effective as of the Spin-Off, your service with Theravance will terminate and any Adjusted Theravance ISOs must be exercised within the applicable post-termination exercise period (or, if sooner, prior to the expiration date applicable to the option).  For avoidance of doubt, the provision of transition services to Theravance on behalf of Biopharma does not count as “service” for purpose of your Adjusted Theravance ISOs.

Adjustments to Theravance Nonstatutory Stock Options

The following adjustments apply to Theravance Options that are nonstatutory stock options under the federal tax laws immediately prior to the Spin-Off (each, a “Theravance NSO”):

•                  The per share exercise price and number of Theravance shares subject to each outstanding Theravance NSO will be adjusted to account for the effect of the Spin-Off on the value of Theravance’s common stock (as adjusted, the “Adjusted Theravance NSOs”).  The adjusted exercise price and number of shares subject to each Adjusted Theravance NSO can be found by logging into your E*Trade Theravance Stock Plan Account following the Spin-Off.  An announcement will be posted on the Company’s Intranet and on the E*Trade website when the adjustments have been completed.

•                  Certain exercises of your Adjusted Theravance NSOs may be restricted following the Spin-Off if a blackout period at Theravance is in effect at the time of the Spin-Off.  Additionally, the exercise of your Adjusted Theravance NSOs will be restricted completely for a short period of time immediately following the Spin-Off to allow the adjustments to be completed.  You will be notified of any restrictions that are placed on your ability to exercise your Adjusted Theravance NSOs and when those restrictions will be lifted.

•                  For all purposes related to your Adjusted Theravance NSOs and the applicable stock option agreements (including vesting, exercisability and expiration of your Adjusted Theravance NSOs), your continuous service as an employee or consultant of Biopharma or any Parent, Subsidiary or Affiliate thereof will be treated as “service” with Theravance.

•                  Although you are currently eligible to participate in either the Theravance, Inc. Change in Control Severance Plan or the Theravance, Inc. 2009 Change in Control Severance Plan (each, a “Severance Plan”), your eligibility to participate in such plan will terminate as of the Spin-Off.  As a result, your Adjusted Theravance NSOs will no longer be eligible for vesting acceleration if you are subject to an “involuntary termination” (as defined in the applicable Severance Plan) in connection with or following a “change in control” (as defined in the applicable Severance Plan) of Theravance.  However, your Adjusted Theravance NSOs will vest and become exercisable in full if, after the Spin-Off, Biopharma is subject to a “change in control” (as defined in the Biopharma 2013 Equity Incentive Plan as of the effective time of the Spin-Off) and you are subject to an “Involuntary Termination” (as defined below) within 3 months prior to or 24 months after that change in control.

•                  If your Award Agreement currently permits you to pay the exercise price of your Theravance NSOs by either (i) surrendering (or attesting to the ownership of) shares of Theravance common stock that you already own or (ii) having Theravance withhold shares of Theravance common stock that would otherwise be issued upon exercise of the option, following the Spin-Off you will no longer have the right to elect such forms of payment.  Instead, if you choose to exercise your Adjusted Theravance NSOs following the Spin-Off, you must pay the exercise price by means of another method permitted in the applicable Award Agreement.

Adjustments to Theravance RSUs

•                  The number of Theravance restricted stock units subject to each outstanding Theravance RSU Award will be adjusted to account for the effect of the Spin-Off on the value of Theravance’s common stock.  The adjusted number of Theravance restricted stock units subject to each Adjusted Theravance RSU Award can be found by logging into your E*Trade Theravance Stock Plan Account following the Spin-Off.  An announcement will be posted on the Company’s Intranet and on E*Trade website when the adjustments have been completed.

•                  For all purposes related to your Adjusted Theravance RSU Awards and the applicable restricted stock unit agreements (including vesting and forfeiture of your Adjusted Theravance RSU Awards), your continuous service as an employee or consultant of Biopharma or any Parent, Subsidiary or Affiliate thereof will be treated as “service” with Theravance.

•                  Although you are currently eligible to participate in a Severance Plan, your eligibility to participate in such plan will terminate as of the Spin-Off.  As a result, your Adjusted Theravance RSU Awards will no longer be eligible for vesting acceleration if you are subject to an “involuntary termination” (as defined in the applicable Severance Plan) in connection with or following a “change in control” (as defined in the applicable Severance Plan) of Theravance.  However, your Adjusted Theravance RSU Awards will vest in full if, after the Spin-Off, Biopharma is subject to a “change in control” (as defined in the Biopharma 2013 Equity Incentive Plan as of the effective time of the Spin-Off) and you are subject to an “Involuntary Termination” (as defined below) within 3 months prior to or 24 months after that change in control.

•                  The 10b5-1 Plans in the Award Agreements applicable to your Theravance RSU Awards will remain in effect following the Spin-Off.

Adjustments to Theravance RSAs

•                  No adjustment will be made in the number of outstanding Theravance RSAs in connection with the Spin-Off.  However, as a Theravance stockholder, you will receive shares of Biopharma in the Spin-Off with respect to your Theravance RSAs that are outstanding on the record date for the Spin-Off.  As provided in your Theravance restricted stock agreements, the Biopharma shares distributed in respect of your Theravance RSAs will be subject to the same terms and conditions, including vesting and forfeiture, as apply to the applicable Adjusted Theravance RSAs.

•                  For all purposes related to your Adjusted Theravance RSAs and the applicable restricted stock agreements (including vesting and forfeiture of your Adjusted Theravance RSAs and the related Biopharma shares distributed in respect of your Theravance RSAs), your continuous service as an employee (or, if the applicable Award Agreement currently permits it, as a consultant) of Biopharma or any Parent, Subsidiary or Affiliate thereof will be treated as “service” with Theravance.

•                  Although you are currently eligible to participate in a Severance Plan, your eligibility to participate in such plan will terminate as of the Spin-Off.  As a result, your Adjusted Theravance RSAs (and the related Biopharma shares distributed in respect of your Theravance RSAs) will no longer be eligible for vesting acceleration if you are subject to an “involuntary termination” (as defined in the applicable Severance Plan) in connection with or following a “change in control” (as defined in the applicable Severance Plan) of Theravance.  However, your Adjusted Theravance RSAs (including the related Biopharma shares distributed in respect of your Theravance RSAs) will vest in full if, after the Spin-Off, Biopharma is subject to a “change in control” (as defined in the Biopharma 2013 Equity Incentive Plan as of the effective time of the Spin-Off) and you are subject to an “Involuntary Termination” (as defined below) within 3 months prior to or 24 months after the change in control.

•                  The 10b5-1 Plans in your Award Agreement(s) will remain in effect following the Spin-Off for your Adjusted Theravance RSAs.  After the Spin-Off, you will also need to satisfy the withholding tax obligations for Biopharma shares distributed in respect of your Theravance RSAs.

•                  Because you will become an officer of Biopharma who is subject to Section 16(a) of the Securities Exchange Act of 1934 (a “Biopharma Section 16 Insider”) in connection with the Spin-Off, you may elect to satisfy the withholding taxes on any Biopharma shares distributed in respect of your Theravance RSAs by having Biopharma withhold a number of Biopharma shares that would otherwise be released to you upon vesting with a fair market value not in excess of the amount necessary to satisfy the minimum withholding amount on such shares (this method of satisfying withholding taxes is referred to as “stock withholding”), provided that the Biopharma Board of Directors or Compensation Committee, in their sole discretion, may withdraw consent for stock withholding at any time with respect to future vesting dates.  Notwithstanding the foregoing, the Biopharma Board of Directors and Compensation Committee will provide you with at least 90 days notice in the event that stock withholding will no longer be permitted.

•                  In the event that the Biopharma Board of Directors or Compensation Committee withdraws consent for stock withholding or you are no longer a Biopharma Section 16 Insider, it will be necessary for you to satisfy the withholding obligations related to the Biopharma shares distributed in respect of your Theravance RSAs by means of another method permitted by your Award Agreement.

Definitions

The following definitions will apply to your Adjusted Theravance Awards:

•                  “Subsidiary” means any corporation (other than Biopharma) in an unbroken chain of corporations beginning with the Biopharma, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

•                  “Affiliate” means any entity other than a Subsidiary, if Biopharma and/or one or more Subsidiaries own not less than 50% of such entity.

•                  “Parent” means any corporation (other than Biopharma) in an unbroken chain of corporations ending with Biopharma, if each of the corporations other than Biopharma owns stock possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

•                  “Involuntary Termination” means a termination of your service by reason of (i) an involuntary dismissal or discharge by Biopharma (or the Parent, Subsidiary or Affiliate employing you) for reasons other than Cause or (ii) your voluntary resignation following one of the following that is effected by Biopharma (or the Parent, Subsidiary or Affiliate) employing you without your consent (A) a change in your position with Biopharma (or the Parent, Subsidiary or Affiliate employing you) which materially reduces your level of responsibility, (B) a material reduction in your base compensation or (C) a relocation of your workplace by more than fifty miles from your workplace immediately prior to the Change in Control (as defined in the Biopharma 2013 Equity Incentive Plan) that also materially increases your one-way commute, provided that in either case a “separation from service” (as defined in the regulations under Code Section 409A) occurs.  In order for your resignation under clause (ii) to constitute an “Involuntary Termination,” all of the following requirements must be satisfied: (1) you must provide notice to Biopharma of your intent to resign and assert an Involuntary Termination pursuant to clause (ii) within 90 days of the initial existence of one or more of the conditions set forth in subclauses (A) through (C), (2) Biopharma (or the Parent, Subsidiary or Affiliate employing you) will have 30 days from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or resign without any vesting acceleration, and (3) any termination of service under clause (ii) must occur within two years of the initial existence of one or more of the conditions set forth in subclauses (A) through (C).  Should Biopharma remedy the condition as set forth above and then one or more of the conditions arises again within two years following the occurrence of a Change in Control, you may assert clause (ii) again subject to all of the conditions set forth herein.

•                  “Cause” means (i) the unauthorized use or disclosure of the confidential information or trade secrets of Biopharma, a Parent, Subsidiary or Affiliate, which use causes material harm to Biopharma, a Parent, Subsidiary or Affiliate, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from Biopharma’s Board of Directors.

EXHIBIT B

Treatment of TFIO Cash Awards in Connection with the Spin-Off

First Payment Vesting

The First Payment (as defined in your TFIO Performance Cash Award Agreement) vested on May 9, 2014, subject to your continued employment with Theravance through such date.

Conversion to Time-Based Vesting

After taking into account the First Payment Vesting, a portion of your TFIO Cash Award outstanding as of the Spin-Off will be converted so that it vests solely based on your continuous service as an employee of Theravance Biopharma, Inc. (“Biopharma”) or any Parent (as defined below), Subsidiary (as defined below) or Affiliate (as defined below) thereof) for the 12 month period following the Spin-Off (as converted, the “Time-Based TFIO Cash Award”).  40% of the Second Payment (as defined in your TFIO Performance Cash Award Agreement) will be converted to the Time-Based TFIO Cash Award.  An additional portion of your remaining TFIO Cash Award (after taking into account the First Payment Vesting and the conversion of 40% of the Second Payment) will also be converted into the Time-Based TFIO Cash Award.  This portion will be determined by multiplying the remaining TFIO Cash Award (after taking into account the First Payment Vesting and the conversion of 40% of the Second Payment) by the Conversion Percentage (as defined below).

Termination of Remaining Amount

Following the First Payment Vesting and the Conversion to Time-Based Vesting, the remaining portion of your TFIO Cash Award will be forfeited and terminated.

Change in Control

Notwithstanding anything to the contrary in your TFIO Performance Cash Award Agreement, your Time-Based TFIO Cash Award will not vest if you are subject to an “involuntary termination” (as defined your TFIO Performance Cash Award Agreement) within 3 months prior to or 24 months after a “change in control” (as defined in your TFIO Performance Cash Award Agreement) of Theravance.  Rather, your Time-Based TFIO Cash Award will vest in full if, after the Spin-Off, you are subject to an Involuntary Termination (as defined below) within 3 months prior to or 24 months following a Change in Control of Biopharma (as defined in the Biopharma 2013 Equity Incentive Plan).

Additional Information

You will receive an email following the Spin-Off letting you know the actual portion of your TFIO Cash Award that was converted into a Time-Based TFIO Cash Award.

Except for the “First Payment Vesting” described above, if the Spin-Off does not occur for any reason, the adjustments described above will not be made to your TFIO Cash Award and it will continue to be governed by its existing terms.  Except as described above, your TFIO Cash Award will continue to be governed by (i) your TFIO Performance Cash Award Agreement, as adjusted hereby, and (ii) the Theravance, Inc. 2004 Equity Incentive Plan.

You will not receive a new Award Agreement to reflect the adjustments described above.  Please keep a copy of this Exhibit B with your TFIO Performance Cash Award Agreement as evidence of the adjusted terms.

Example

The following example of the treatment of your TFIO Cash Award in connection with the Spin-Off is for illustration purposes only and does not reflect the actual adjustments that may be made to your TFIO Cash Award in connection with the Spin-Off.

For purposes of this example, assume Joe has a TFIO Cash Award with a First Payment of $250,000, a Second Payment of $350,000 and a Maximum Amount of $1,000,000.  Assume further that the Base Value is $24.73 and the Spin-Off Value is $35.

Based on these assumptions:

•                  The First Payment of $250,000 will vest on May 9, 2014, subject to Joe’s continuous employment with Theravance through such date.

•                  The Conversion Percentage would be 41% (100 x ((35-24.73)/24.73)), rounded down to the nearest whole percentage.

•                  After the First Payment Vesting, $750,000 of the Maximum Amount will remain.  $390,100 of the Maximum Amount will be converted to a Time-Based TFIO Cash Award (($350,000 x 40%) + (($750,000-($350,000 x 40%)) x 41%)).

•                  The remaining $359,900 of the Maximum Amount ($1,000,000 - $250,000 - $390,100) will be terminated.

Definitions

The following definitions will apply to your Time-Based TFIO Cash Award:

•                  “Subsidiary” means any corporation (other than Biopharma) in an unbroken chain of corporations beginning with the Biopharma, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

•                  “Affiliate” means any entity other than a Subsidiary, if Biopharma and/or one or more Subsidiaries own not less than 50% of such entity.

•                  “Parent” means any corporation (other than Biopharma) in an unbroken chain of corporations ending with Biopharma, if each of the corporations other than Biopharma owns stock possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

•                  “Involuntary Termination” means a termination of your service by reason of (i) an involuntary dismissal or discharge by Biopharma (or the Parent, Subsidiary or Affiliate employing you) for reasons other than Cause or (ii) your voluntary resignation following one of the following that is effected by Biopharma (or the Parent, Subsidiary or Affiliate) employing you without your consent (A) a change in your position with Biopharma (or the Parent, Subsidiary or Affiliate employing you) which materially reduces your level of responsibility, (B) a material reduction in your base compensation or (C) a relocation of your workplace by more than fifty miles from your workplace immediately prior to the Change in Control (as defined in the Biopharma 2013 Equity Incentive Plan) that also materially increases your one-way commute, provided that in either case a “separation from service” (as defined in the regulations under Code Section 409A) occurs.  In order for your resignation under clause (ii) to constitute an “Involuntary Termination,” all of the following requirements must be satisfied: (1) you must provide notice to Biopharma of your intent to resign and assert an Involuntary Termination pursuant to clause (ii) within 90 days of the initial existence of one or more of the conditions set forth in subclauses (A) through (C), (2) Biopharma (or the Parent, Subsidiary or Affiliate employing you) will have 30 days from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or resign without any vesting acceleration, and (3) any termination of service under clause (ii) must occur within two years of the initial existence of one or more of the conditions set forth in subclauses (A) through (C).  Should Biopharma remedy the condition as set forth above and then one or more of the conditions arises again within two years following the occurrence of a Change in Control, you may assert clause (ii) again subject to all of the conditions set forth herein.

•                  “Cause” means (i) the unauthorized use or disclosure of the confidential information or trade secrets of Biopharma, a Parent, Subsidiary or Affiliate, which use causes material harm to Biopharma, a Parent, Subsidiary or Affiliate, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from Biopharma’s Board of Directors.

•                  “Conversion Percentage” means the lesser of: (i) 100% and (ii) with rounding down to the nearest percentage, the product of 100 multiplied by the quotient of (a) the Spin-Off Value (as defined below) minus the Base Value (as defined in your TFIO Performance Cash Award Agreement), divided by (b) the Base Value.

•                  “Spin-Off Value” means the sum of: (i) the volume-weighted average price of one Biopharma common share for the first ten (10) trading days following the effective time of the Spin-Off divided by 3.5, plus (ii) the volume-weighted average price of one share of Theravance common stock for the first ten (10) trading days following the effective time of the Spin-Off; provided, that, if the ratio of shares of Theravance to Biopharma is greater than or less than 3.5:1, then the amount used in clause (i) shall be adjusted to reflect the actual ratio in the Spin-Off.